United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-12991	11-2239561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

450 Commack Road, Deer Park, New York	11729-4510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 16, 2008, the Company entered into Amendment No. 3 of its Loan and Security Agreement with Wachovia Bank, National Association, originally dated as of May 11, 2007. The changes effected by the amendment include:

(i)	a decrease of the maximum amount of the credit facility to $15 million from $20 million;

(ii)
an increase in the interest rate from the prime rate to the prime plus 0.5 percentage point, or, for loans based on the LIBOR rate, from LIBOR plus 2 percentage points to LIBOR plus 2.5 percentage points;

(iii)
an increase in the unused line fee from 0.375% per year on the first $10,000,000 of the unused line and 0.25% per year on the excess of the unused line over $10,000,000 to 0.375% on the entire unused line.

(iv)
an increase in the amount of the Company’s outstanding stock that the Company is permitted to repurchase from $2,000,000 to $6,000,000, and the extension of the period during which the Company may carry out such purchases to April 15, 2009;

(v)	a reduction in the sublimit on terms loans under the facility from $5,000,000 to $3,000,000;

(vi)	re reduction in the sublimit on availability based on inventory from $7,500,000 to $4,000,000; and

(vii)	a reduction in the amount of availability against Company-owned real estate from 70% to 60%.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1
Amendment No. 3 dated as of April 16, 2008, to Loan and Security Agreement dated as of May 11, 2007, between Wachovia Bank, National Association, and Langer, Inc., Silipos, Inc., Regal Medical Supply, LLC, and Twincraft, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 18, 2008	Langer, Inc.

	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

10.1
Amendment No. 3 dated as of April 16, 2008, to Loan and Security Agreement dated as of May 11, 2007, between Wachovia Bank, National Association, and Langer, Inc., Silipos, Inc., Regal Medical Supply, LLC, and Twincraft, Inc.